Exhibit 99.1

Allegro is Awarded $875,000 plus Interest and 519,736 Shares from Escrow Account

LOS ANGELES February 4, 2009 – Allegro Biodiesel Corporation (OTC: ABDS) (“Allegro” or the “Company”) announced that it has received an arbitration award (the “Award”) relating to its 2006 acquisition (the “Vanguard Acquisition”) of Vanguard Synfuels, LLC (“Vanguard”) from the former members of Vanguard (the “Former Members”).  The Award consists of (i) approximately $875,000 in cash plus all accrued interest from September 20, 2006, through the time of payment, expected to be in mid-February, 2009, and (ii) 519,736 shares of Allegro’s common stock and shall be paid from the escrow account (the “Escrow Account”) that was established in connection with the Vanguard Acquisition.

The Award resulted from binding arbitration proceedings that were agreed to by both parties under the terms of the Settlement Agreement entered into by the parties as part of the Company’s sale of Vanguard and its related biodiesel assets to Consolidated Energy Holdings, LLC in June 2008.  The arbitrator found that the Former Members had breached certain representations and warranties made in the Contribution Agreement that was entered into by Allegro and the Former Members in connection with the Vanguard Acquisition.  The amount of the Award constitutes damages for such breaches.  All remaining cash and escrow shares in the Escrow Account (approximately $403,752 plus all accrued interest from September 20, 2006 through the time of payment, expected to be in mid-February and 340,053 shares) shall be released to the Former Members.

The proceeds from the Award will significantly bolster the Company’s cash position. Accordingly, Allegro will continue to seek to maximize shareholder value through actively seeking and evaluating potential strategic transactions.  Allegro is currently in discussions with several parties regarding possible transactions.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses expectations about future financial performance, possible strategic transactions, future disclosures, or other statements about the future, such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of our Annual Report on Form 10-KSB for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K.

Contact:
Tel:              (310) 670-2093
Fax:              (310) 670-4107
E-mail:         info@allegrobio.com
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